Exhibit 99.54

CROSS BORDER MERGER ANNOUNCEMENT

MEDIASET ESPAÑA COMUNICACIÓN, S.A. (ABSORBED COMPANY)

MEDIASET, S.P.A. (ABSORBED COMPANY)

MEDIASET INVESTMENT, N.V. (ABSORBING COMPANY)

Pursuant to the provisions of articles 43 and 66 of Law 3/2009, of 3 April, on business structural amendments (“LME”) and of article 348 of the restated text of the Spanish Companies Law approved by Royal Legislative Decree 1/2010, of 2 July (“LSC”) it is announced that, on 4 September 2019, the general extraordinary shareholders meeting of the company Mediaset España Comunicación, S.A., with registered address at Carretera de Fuencarral a Alcobendas 4, 28049 Madrid (Spain), registered with the Commercial Register of Madrid in volume 33,442, sheet 122, section 8, page M-93,306, and with Spanish tax identification number A-79,075,438 (“Mediaset España”) has resolved to approve the tripartite cross-border merger (the “Merger”) of the following companies (“Merging Companies”):

(A)                              Mediaset España (as absorbed company);

(B)                              Mediaset S.p.A., a public joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered address at via Paleocapa 3, 20121 Milan (Italy), registered with the Companies’ Register of Milan under number 09032310154 (“Mediaset”) (as absorbed company); and

(C)                              Mediaset Investment, N.V., a public company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its registered address in Amsterdam (the Netherlands) and its principal office at Viale Europa 46, 20093 Cologno Monzese (Italy), registered with the Dutch Commercial Register (Kamer van Koophandel) under number 70347379 (“DutchCo”) (as absorbing company).

By virtue of the Merger, Mediaset and Mediaset España will be merged with and into DutchCo and will cease to exist as standalone entities, and DutchCo will acquire all assets and assume all liabilities and other legal relationships of Mediaset and Mediaset España.

The abovementioned Merger resolution has been adopted in the terms foreseen in the common cross-border merger plan jointly prepared by the boards of directors of Mediaset, Mediaset España and DutchCo and approved on 7 June 2019 and published on the websites of Mediaset España (www.telecinco.es) and of the Comisión Nacional del Mercado de Valores (www.cnmv.es) (“Common Cross-Border Merger Plan”).

Likewise, it is stated that, on 4 September 2019, the extraordinary meeting of shareholders of Mediaset also approved the Merger in the terms foreseen in the Common Cross-Border Merger Plan. Further, the general meeting of DutchCo (a wholly-owned subsidiary of Mediaset) will approve the Merger in the terms foreseen in the Common Cross-Border Merger Plan once the term of creditors’ opposition in The Netherlands has elapsed, in accordance with the applicable Dutch law.

In accordance with articles 43, 44 and 66 LME, the rights of the shareholders and creditors of each of the Merging Companies are expressly stated as follows:

Mediaset España Comunicación S.A.

(A)                              Right vested in the shareholders and the creditors of Mediaset España to obtain the full text of the Merger resolution approved by the extraordinary general meeting of Mediaset España, both at the registered address and on its corporate website (www.telecinco.es).

The Merger balance sheet is available to shareholders and creditors of Mediaset España on the corporate website of Mediaset España (www.telecinco.es) and at its registered address or principal office which is indicated in the heading of this announcement, where they may be obtained free of charge.

(B)                              Subject to that provided in article 44 LME, Mediaset España creditors have a one-month term from the date of publication of this announcement to oppose the Merger.

For purposes of the exercise of the abovementioned opposition right, the notifications shall be directed to the following address of Mediaset España, for the attention of its management body: Carretera de Fuencarral a Alcobendas 4, 28049 Madrid, Spain.

Finally, reference is made to the right vested in the creditors of Mediaset España to obtain, free of charge, on the corporate website and at the registered address, additional information regarding the conditions of exercise of the abovementioned opposition right, in accordance with applicable laws.

(C)                              Mediaset España shareholders who voted against the Merger will be entitled to exercise their withdrawal right in accordance with articles 62 LME and 348 LSC et ss., in relation to all or part of their shares within one month of the publication in the BORME of the approval of the Merger by the extraordinary general meeting of Mediaset España, by means of a written notice to the relevant depositaries with which withdrawing shareholders have their shares deposited. The shares in relation to which the withdrawal right is exercised shall not be sold or disposed by the respective depositaries from the date of the exercise of the withdrawal right until the redemption price is paid and the transaction is liquidated (or until it has been verified that the conditions precedent of the Merger will not be satisfied or, as the case may be, will not be waived). The redemption price payable to Mediaset España withdrawing shareholders will be equal to EUR 6.5444 per Mediaset España share, and it will be settled immediately prior to the date on which the Merger becomes effective.

Finally, reference is made to the right vested in the shareholders of Mediaset España to obtain, free of charge, on the corporate website and at the registered address, additional information regarding the conditions of exercise of the abovementioned withdrawal right, in accordance with applicable laws.

Mediaset S.p.A.

(A)                              The Merger resolution approved by the extraordinary meeting of shareholders of Mediaset is available on the corporate website of Mediaset (www.mediaset.it) and has been made available to its shareholders and creditors from the date of registration with the Companies’ Register of Milan of the minutes of the extraordinary meeting at which the Merger was approved (i.e., 6 September 2019).

The Merger balance sheet is available to shareholders and creditors of Mediaset on the corporate website of Mediaset (www.mediaset.it) and at the registered address or principal office which is indicated in the heading of this announcement, where they may be obtained free of charge.

(B)                              Subject to that provided in article 2503 of the Italian civil code, Mediaset creditors will be entitled to oppose the Merger within 60 days from the date of registration with the Companies’ Register of Milan of the minutes of the extraordinary meeting at which the Merger was approved. Notice of the registration has been published on the corporate website of Mediaset (www.mediaset.it) on 6 September 2019.

For purposes of the exercise of the abovementioned opposition right, the notifications shall be directed to the following address of Mediaset: Via Paleocapa 3, 20121 Milan, Italy.

Finally, reference is made to the right vested in the creditors of Mediaset to obtain, free of charge, on the corporate website and at the registered address, additional information regarding the conditions of exercise of the abovementioned opposition right, in accordance with applicable laws.

(C)                              Mediaset shareholders who are entitled and did not participate in the adoption of the resolution on the Merger may exercise the withdrawal right pursuant to article 2437, paragraph 1, of the Italian civil code, and article 5 of the Italian Legislative Decree No. 108 of 30 May 2008, in relation to all or part of their shares, within 15 days following the date of registration with the Companies’ Register of Milan of the minutes of the extraordinary meeting at which the Merger was approved. Notice of the registration has been published on the corporate website of Mediaset (www.mediaset.it) on 6 September 2019. The withdrawal right shall be exercised by sending notice via registered letter -or other means which allow for the tracking of the date of dispatch (included certified emails)- to Mediaset’s registered office. The shares in relation to which the withdrawal right is exercised shall not be sold or disposed of until they have been transferred or until it has been verified that the conditions precedent of the Merger will not be satisfied or, as the case may be, will not be waived. The redemption price payable to Mediaset withdrawing shareholders will be equal to EUR 2.770 per Mediaset share, and will be settled after the date on which the Merger becomes effective.

Finally, reference is made to the right vested in the shareholders of Mediaset to obtain, free of charge, on the corporate website and at the registered address, additional information regarding the conditions of exercise of the abovementioned withdrawal right, in accordance with applicable laws.

Mediaset Investment, N.V.

(A)                              The Merger balance sheets are available to shareholders and creditors of DutchCo on the corporate websites of Mediaset (www.mediaset.it) and Mediaset España (www.telecinco.es) and at their respective registered addresses or principal offices which are indicated in the heading of this announcement, where they may be obtained free of charge.

(B)                              Subject to that provided in section 2:316 of the Dutch civil code, DutchCo creditors have a one-month term following the announcement of the filing of the Cross-Border Merger Plan with the Dutch Commercial Register in a nationwide Dutch newspaper and the Dutch Gazette (Staatscourant).

For purposes of the exercise of the abovementioned opposition right, the notifications shall be directed to the following address of DutchCo, for the attention of the management body: Viale Europa 46, 20093 Cologno Monzese, Italy.

Finally, reference is made to the right vested in the creditors of DutchCo who shall be able to access to the relevant information by requesting it from the Dutch Commercial Register.

(C)                              The Merger will not give rise to any withdrawal rights for DutchCo shareholders.

Madrid, 9 September 2019.

Mediaset España Comunicación, S.A.
P.p.

Secretary of the board of directors
Mr. Mario Rodríguez Valderas

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US investors disclaimer

This transaction is made for the securities of a foreign company. The transaction is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the documents, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in the transaction, such as in open market or privately negotiated purchases.